The depositor has filed a registration statement (including a prospectus) (Registration Statement No. 333-133985) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

The Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B, Class P, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

				Interest Rate Formula (until Initial	Interest Rate Formula (after Initial			Initial Certificate Ratings(6)
Class	Related Mortgage Pool(s)	Class Principal Amount(1)	Initial Interest Rate(2)	Optional Termination Date)(3)(4)	Optional Termination Date)(4)(5)	Principal Type	Interest Type	Moody’s	S&P	Fitch
A1	1	$297,087,000	5.510%	LIBOR plus 0.190%	LIBOR plus 0.380%	Senior	Variable Rate	Aaa	AAA	AAA
A2	2	$207,490,000	5.410%	LIBOR plus 0.090%	LIBOR plus 0.180%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA
A3	2	$ 35,520,000	5.490%	LIBOR plus 0.170%	LIBOR plus 0.340%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA
A4	2	$ 60,195,000	5.520%	LIBOR plus 0.200%	LIBOR plus 0.400%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA
A5	2	$ 24,409,000	5.600%	LIBOR plus 0.280%	LIBOR plus 0.560%	Senior, Sequential Pay	Variable Rate	Aaa	AAA	AAA
M1	1 & 2	$ 44,863,000	5.610%	LIBOR plus 0.290%	LIBOR plus 0.435%	Subordinated	Variable Rate	Aa1	AA+	AA+
M2	1 & 2	$ 40,208,000	5.620%	LIBOR plus 0.300%	LIBOR plus 0.450%	Subordinated	Variable Rate	Aa2	AA	AA
M3	1 & 2	$ 12,274,000	5.640%	LIBOR plus 0.320%	LIBOR plus 0.480%	Subordinated	Variable Rate	Aa3	AA-	AA-
M4	1 & 2	$ 15,237,000	5.820%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinated	Variable Rate	A1	A+	A+
M5	1 & 2	$ 13,544,000	5.940%	LIBOR plus 0.620%	LIBOR plus 0.930%	Subordinated	Variable Rate	A2	A	A
M6	1 & 2	$ 5,925,000	6.220%	LIBOR plus 0.900%	LIBOR plus 1.350%	Subordinated	Variable Rate	A2	A-	A
M7	1 & 2	$ 12,274,000	6.670%	LIBOR plus 1.350%	LIBOR plus 2.025%	Subordinated	Variable Rate	A3	BBB+	A-
M8	1 & 2	$ 8,888,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	Baa1	BBB	BBB+
M9	1 & 2	$ 13,120,000	7.820%	LIBOR plus 2.500%	LIBOR plus 3.750%	Subordinated	Variable Rate	Baa2	BBB-	BBB
M10	1 & 2	$ 14,813,000	7.820%	LIBOR plus 2.500%	LIBOR plus 3.750%	Subordinated	Variable Rate	Baa3	N/R	BBB-

(1)	These balances are approximate, as described in the prospectus supplement.
(2)	Reflects the interest rate as of the closing date.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)	Subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”
(5)
Reflects the interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(6)	The designation “N/R” means that the specified rating agency will not rate the certificates of that class.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/ Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
A1	DD	0 day	Actual/360	6/25/2037	11/25/2013	$25,000	$1	863619 AA0
A2	DD	0 day	Actual/360	6/25/2037	2/25/2009	$25,000	$1	863619 AB8
A3	DD	0 day	Actual/360	6/25/2037	8/25/2009	$25,000	$1	863619 AC6
A4	DD	0 day	Actual/360	6/25/2037	5/25/2013	$25,000	$1	863619 AD4
A5	DD	0 day	Actual/360	6/25/2037	11/25/2013	$25,000	$1	863619 AE2
M1	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	863619 AF9
M2	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	863619 AG7
M3	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	863619 AH5
M4	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	863619 AJ1
M5	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	863619 AK8
M6	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	863619 AL6
M7	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	863619 AM4
M8	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	863619 AN2
M9	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	863619 AP7
M10	DD	0 day	Actual/360	6/25/2037	11/25/2013	$100,000	$1	863619 AQ5

(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.
(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or May 25, 2007, in the case of the first interest accrual period) and ending on the calendar day immediately before the related distribution date.

(3)
The final scheduled distribution date for the offered certificates is based upon the second distribution date after the date of the last scheduled payment of the latest maturing thirty-year mortgage loan.

(4)
The expected final distribution date, based upon (a) a constant prepayment rate of 30% per annum and the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (b) the assumption that the option to purchase the mortgage loans is exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.